Exhibit 99

Media Relations	Public Service Enterprise Group 80 Park Plaza Newark, NJ 07102

CONTACTS:
Investor Relations	Media Relations
pseg-investorrelations@pseg.com	Marijke Shugrue
973-430-6565	862-465-1445
Marijke.Shugrue@pseg.com

PSEG Executive Vice President and General Counsel Tamara L. Linde to Retire in 2025

PSEG Deputy General Counsel and Chief Litigation Counsel Grace Park

Appointed as Executive Vice President and General Counsel to Succeed Linde

(NEWARK, N.J. – Sept. 17, 2024) As part of a planned succession process, PSEG announces that Executive Vice President and General Counsel Tamara L. Linde plans to retire from PSEG effective March 14, 2025. PSEG Deputy General Counsel and Chief Litigation Counsel Grace Park has been appointed Executive Vice President and General Counsel, effective September 16, 2024, and will continue to report to Linde until Linde’s retirement. In support of a smooth transition of leadership, Linde will shift to the role of Executive Vice President and Chief Legal Officer, effective September 16, 2024.

“Tammy has been a tremendous asset to the company for over 30 years. The senior executive team and I have always welcomed and valued her perspective,” said Ralph LaRossa, PSEG chair, president and CEO. “She has been a thoughtful sounding board and advisor. An instrumental leader, Tammy has helped our company navigate immense shifts in our industry and our business. Her keen insights and comradery will be missed.”

Linde joined PSEG in 1990 and has served as PSEG’s General Counsel for the past 10 years. Under her leadership, Linde helped PSEG navigate several complex and historic energy transitions such as the state’s support for nuclear generation through the Zero Emissions Certificates, the establishment of PSEG Long Island a decade ago, PSEG’s transition to a mostly regulated utility with the sale of our fossil portfolio and many other milestone achievements.

“I am pleased to welcome Grace to this new role. Her appointment is part of our strategic and continuous succession planning process,” LaRossa continued. “The senior executive team and I have worked with Grace for years. She brings a sharp understanding of the landscape and proven leadership and track record to this role.”

Park joined PSEG in 2017 and was promoted to Vice President, Deputy General Counsel and Chief Litigation Counsel in 2020. Prior to PSEG, Park spent four years as Acting Prosecutor in Union County, N.J. Additionally, Park served as Senior Corporate Counsel for litigation at Pfizer Inc. and as a federal prosecutor in the U.S. Attorney’s Office in Newark, N.J. Park is a graduate of University of California, Berkeley, and Harvard Law School.

About PSEG

Public Service Enterprise Group (PSEG) (NYSE: PEG) is a predominantly regulated infrastructure company focused on a clean energy future. Guided by its Powering Progress vision, PSEG aims to power a future where people use less energy, and it’s cleaner, safer and delivered more reliably than ever. With a continued focus on sustainability, PSEG has appeared on the Dow Jones Sustainability North America Index for 16 consecutive years. PSEG is included on the 2023-2024 list of U.S. News’ Best Companies to Work For. PSEG’s businesses include Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island (https://corporate.pseg.com).

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